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                              [NEXSTAR LETTERHEAD]

FOR IMMEDIATE RELEASE
Contacts at NeXstar Pharmaceuticals:           Glaxo Wellcome:
Anna Sussman                                   Nancy Pekarek
Manager, Investor Relations                    Group Public Affairs
303-546-7875                                   011-44-171-493-4060

                     GLAXO WELLCOME, NEXSTAR PHARMACEUTICALS
           SIGN THREE-PART COLLABORATION FEATURING THE SELEX PROCESS;
                 NEXSTAR LICENSES A GLAXO WELLCOME ONCOLOGY DRUG

     BOULDER, COLO., May 27, 1998--NeXstar Pharmaceuticals, Inc. (NASDAQ: NXTR) and Glaxo Wellcome (LSE: GLXO) announced today a three-part collaboration, including a license by Glaxo Wellcome for the use of NeXstar Pharmaceuticals' proprietary SELEX drug discovery process as a research tool for target validation in Glaxo Wellcome's functional genomics programs.

The three primary components of the collaboration are:

o Glaxo Wellcome receives a non-exclusive right to practice NeXstar Pharmaceuticals' proprietary SELEX process for target validation;

o NeXstar Pharmaceuticals receives the exclusive rights to develop and commercialize a liposomal formulation of Glaxo Wellcome's proprietary topoisomerase I inhibitor (lurtotecan), a compound that has completed Phase II clinical trials for the treatment of various cancers in its non-liposomal form; and

o    a $10 million equity investment by Glaxo Wellcome in NeXstar
     Pharmaceuticals.

Detailed financial terms of the collaboration were not disclosed.

"This is clearly a very important relationship for us, and we are pleased with the scale and scope of our interactions with Glaxo Wellcome," said Patrick J. Mahaffy, president and CEO of NeXstar Pharmaceuticals. "The desire of Glaxo Wellcome to utilize the SELEX technology for target validation in their global research labs highlights the potential for aptamers to significantly speed up and improve drug discovery and development programs. We are also very enthusiastic about the opportunity to develop liposomal lurtotecan and the role that this product may play in our growing oncology portfolio. As represented by this license and their equity investment, the confidence expressed by Glaxo Wellcome in both our formulation and development skills is a further example of our growth as an organization."

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NEXSTAR, GLAXO SIGN COLLABORATION -- PAGE 2

THE SELEX PROCESS FOR TARGET VALIDATION

NeXstar Pharmaceuticals has been developing the SELEX process over the past several years. The SELEX process is a combinatorial chemistry technology which allows for the very rapid identification of potent and specific inhibitors of targets involved in the development or progression of disease. The compounds identified by the SELEX process are called aptamers. In addition to their potential direct role as novel therapeutics, aptamers can be used in preclinical disease models to assess the potential therapeutic benefit of altering the activity of a specific target molecule and ultimately to confirm the role of the target molecule prior to initiation of small molecule or other drug discovery programs.

Under the SELEX license to Glaxo Wellcome, the SELEX technology will be used as a research tool to enhance Glaxo Wellcome's functional genomics efforts. Glaxo Wellcome will use aptamers to identify which genes or gene products are critical to disease progression and which make good targets for drug discovery. Glaxo Wellcome researchers will then have the ability to make more informed choices for their drug discovery programs.

In addition to the research license, the SELEX license grants Glaxo Wellcome certain rights to develop aptamers as therapeutics. In turn, Glaxo Wellcome would make milestone and royalty payments to NeXstar Pharmaceuticals for the development of such aptamers.

"Glaxo Wellcome is committed to developing innovative new medicines through the application of knowledge derived from our genomics programs," said Dr. Mark Payton, director of cellular sciences, Glaxo Wellcome Research and Development, UK. "We are very excited about working with aptamers derived from the SELEX process. They will become a valuable new tool helping us to prioritize new drug targets in a number of our key disease areas."

"This is a tremendous confirmation of NeXstar Pharmaceuticals' proprietary SELEX technology as a rapid, innovative method of target validation," said Larry M. Gold, Ph.D., chairman and chief scientific officer of NeXstar Pharmaceuticals. "Our technology can be a very significant complement to genomics programs and allow for the better selection of molecular targets for drug discovery and development that have been validated by aptamers in preclinical models."

TOPOISOMERASE I INHIBITOR (LURTOTECAN)
The second component of the collaboration grants NeXstar Pharmaceuticals the exclusive license to develop Glaxo Wellcome's proprietary topoisomerase I inhibitor, known as lurtotecan. Glaxo Wellcome has completed a large Phase II program with lurtotecan showing encouraging anti-tumor activity.


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NEXSTAR, GLAXO SIGN COLLABORATION -- PAGE 3

NeXstar Pharmaceuticals has produced a liposomal formulation of lurtotecan, called NX 211. Several preclinical studies have been conducted with NX 211 to evaluate its efficacy, toxicity and pharmacokinetics (the way the drug behaves in the body). NX 211 had a three-fold increase in therapeutic index as compared to the conventional drug. These studies showed that the plasma half life (a measure of circulation time) and the area under the curve (a measure of drug exposure) of NX 211 are significantly increased as compared to the conventional drug. As a result, the potential exists for NX 211 to be more effective and less toxic than lurtotecan and other topoisomerase inhibitors. Initial plans to develop the drug include studies to evaluate its effectiveness against ovarian cancer and a variety of other tumor types. Phase I clinical studies for NX 211 are expected to begin within the next twelve months.

"We believe that by encapsulating lurtotecan into a liposome we have enhanced the therapeutic potential of the product as a broad spectrum oncology product," said Nicole Onetto, M.D., vice president of medical affairs for NeXstar Pharmaceuticals. "Through the development of the company's other liposomal products, we have gained a valuable understanding of how a liposome can improve a variety of drugs, which in their traditional form would be clinically limited by prohibitive toxicity or inconvenient dosing regimens."

The lurtotecan license requires NeXstar Pharmaceuticals to make certain milestone and royalty payments to Glaxo Wellcome. In addition, the license provides Glaxo Wellcome with the opportunity to participate in the further development of the product in exchange for a licensing fee and sharing in additional development costs. In certain territories, if Glaxo Wellcome exercises this option, the companies would co-promote the drug and share in the profits. In this case, NeXstar Pharmaceuticals would pay no milestones or royalties to Glaxo Wellcome.

EQUITY INVESTMENT

The third component of this collaboration provides for a $10 million equity investment by Glaxo Wellcome in the common stock of NeXstar Pharmaceuticals. Glaxo Wellcome purchased 962,117 shares of NeXstar common stock for $10.39 per share under the terms of the agreement, which price represented the average of the daily closing price of NeXstar Pharmaceuticals common stock over the past 30 trading days on which the stock traded.

"The equity investment into NeXstar Pharmaceuticals by Glaxo Wellcome validates our organization and its commercial prospects," Mahaffy said. "We believe that these agreements will be the basis of a long and profitable relationship with Glaxo Wellcome."

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NEXSTAR, GLAXO SIGN COLLABORATION -- PAGE 4

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These statements concern, among other things, NeXstar Pharmaceuticals' goals concerning the future clinical prospects for NX 211 and products created using the SELEX process. While these statements reflect NeXstar Pharmaceuticals' best current judgment, they are subject to risks and uncertainties that could cause actual results to vary from current projections. These risk factors are identified in the company's reports to the Securities and Exchange Commission filed on Forms 10-K and 10-Q, and in other SEC filings.

NeXstar Pharmaceuticals, Inc. is an integrated biopharmaceutical company engaged in the discovery, development, manufacture and commercialization of products to treat serious and life-threatening illnesses. The company currently markets two drugs in the United States and around the world, AmBisome and DaunoXome. Based in Boulder, Colo., NeXstar Pharmaceuticals maintains additional research, development and manufacturing facilities in San Dimas, Calif., and marketing subsidiaries worldwide.

Glaxo Wellcome is a research-based company whose people are committed to fighting disease by bringing innovative medicines and services to patients throughout the world and the healthcare providers who serve them.

NOTE: This press release is available at www.nexstar.com/Press_Releases/
PR98.htm.


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